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                                                                 Exhibit 10(d)

                               SALES AGREEMENT


        THIS AGREEMENT is made by and between NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST ("TRUST"), a Massachusetts business trust and PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA ("LIFE COMPANY"), a life insurance company organized under the laws of the State of Pennsylvania.

        WHEREAS, TRUST is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended ("'40 Act"), as an open-end diversified management investment company; and

        WHEREAS, TRUST is organized as a series fund, currently with four Portfolios: Liquid Asset Portfolio, Limited Maturity Bond
Portfolio, Growth Portfolio and Balanced Portfolio; and

        WHEREAS, TRUST was organized to act as a funding vehicle for certain variable contracts offered by life insurance companies through separate accounts of such life insurance companies; and

        WHEREAS, LIFE COMPANY has established or will establish one or more separate accounts ("Separate Accounts") to offer variable contracts participating in such Separate Accounts and is desirous of having TRUST as an underlying funding vehicle for such variable contracts.

        NOW, THEREFORE, it is hereby agreed by and between TRUST and LIFE COMPANY as follows:

        1. TRUST represents and warrants that TRUST shares sold pursuant to this Agreement shall be registered under the Securities Act of 1933 and duly authorized for issuance, and shall be issued, in compliance in all material respects with applicable law, and that TRUST is and shall remain registered under the '40 Act for so long as required thereunder. TRUST further represents and warrants that TRUST currently qualifies and will make every effort to continue to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and to maintain such qualification (under Subchapter M or any successor or similar provision), and that TRUST will notify LIFE COMPANY immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future. TRUST further represents and warrants that TRUST will comply with
Section 817(h) of the Code, and all regulations issued thereunder, and that TRUST will notify LIFE COMPANY immediately upon having a reasonable basis for believing that TRUST has ceased to so qualify or that TRUST might not so qualify in the future.


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        2. TRUST will make available to the Separate Accounts shares of the selected Portfolios for investment of purchase payments of variable contracts allocated to the Separate Accounts.

        3. TRUST will make the shares available to the Separate Accounts on a daily basis at the net asset value next computed after receipt of each order by the Trust.

        4. Orders shall be placed for such shares with the Trust's custodian pursuant to procedures which are then in effect and which may be modified as is reasonable from time to time. TRUST shall make the net asset value per share for each Portfolio available to LIFE COMPANY on a daily basis as soon as reasonably practicable after calculation thereof and shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern time.

        5.(a) TRUST will bear the printing costs (or duplicating costs with respect to the statement of additional information) and mailing costs associated with the delivery of the following TRUST (or individual Portfolio) documents, and any supplements thereto, to the then existing shareholders or beneficial owners of shares of TRUST including the variable contract owners of LIFE COMPANY whose contracts use one or more Portfolios of TRUST as a funding vehicle:

                        (i) prospectuses and statements of additional
                information;

                        (ii) annual and semi-annual reports; and

                        (iii) proxy materials.

                LIFE COMPANY will submit any bills for printing, duplicating and/or mailing costs, relating to the TRUST documents described above, to the TRUST for reimbursement by the TRUST. LIFE COMPANY shall monitor such costs and shall use its best efforts to control these costs. LIFE COMPANY will provide the TRUST on a semi-annual basis, or more frequently as reasonably requested by the TRUST, with a current tabulation of the number of existing policyowners of LIFE COMPANY whose policy values are invested in the TRUST. This tabulation will be sent to the TRUST in the form of a letter signed by a duly authorized officer of LIFE COMPANY attesting to the accuracy of the information contained in the letter.

        (b) TRUST will provide LIFE COMPANY, with respect to prospective variable contract owners of LIFE COMPANY,

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                the following TRUST ( or individual Portfolio) documents, and any supplements thereto:

                        (i) camera ready copy of the current prospectus for printing by the LIFE COMPANY;

                        (ii) a copy of the statement of additional information suitable for duplication;

                        (iii) camera ready copy of proxy material suitable for
                              printing; and

                        (iv) annual and semi-annual reports in camera ready form.

        6. Any materials utilized by LIFE COMPANY which describe TRUST (or its individual Portfolios), its shares, or TRUST's investment adviser shall be submitted to TRUST and TRUST's distributor for approval prior to use, not less than five (5) business days before such approval is needed by LIFE COMPANY. Advertising and literature, if and to the extent that it describes LIFE COMPANY, the Separate Accounts or the variable contracts, prepared by TRUST's distributor for use in marketing TRUST or the Portfolios, will be submitted to LIFE COMPANY for approval before use, not less than five (S) business days before such approval is needed by TRUST's distributor.

        7. LIFE COMPANY and its agents will not make any representations concerning the TRUST (or its individual Portfolios) or TRUST shares except those contained in the then current prospectus of the TRUST (or its individual Portfolios) and in current printed sales literature of the TRUST (or its individual Portfolios).

        8. LIFE COMPANY agrees to inform the Board of Trustees of TRUST of the existence of or any potential for any material irreconcilable conflict of interest between the interests of the contract owners of the Separate Accounts investing in TRUST and/or any other separate account of any other insurance company investing in TRUST.

        Any material irreconcilable conflict may arise for a variety of reasons, including:

        (a)     an action by any state insurance regulatory authority;

        (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax or securities regulatory authorities;

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        (c)     an administrative or judicial decision in any relevant
                proceeding;

        (d) the manner in which the investments of any Portfolio are being managed;

        (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by contract owners of different life insurance companies utilizing TRUST; or

        (f) a decision by LIFE COMPANY to disregard the voting instructions of contract owners.

        LIFE COMPANY will be responsible for assisting the Board of Trustees of TRUST in carrying out its responsibilities by providing the Board with all information reasonably necessary for the Board to consider any issue raised including information as to a decision by LIFE COMPANY to disregard voting instructions of contract owners.

        It is agreed that if it is determined by a majority of the members of the Board of Trustees of TRUST or a majority of its disinterested Trustees that a material irreconcilable conflict exists affecting LIFE COMPANY, LIFE COMPANY shall, at its own expense, take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps may include, but are not limited to,

        (a) withdrawing the assets allocable to some or all of the Separate Accounts from TRUST or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the TRUST or submitting the questions of whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any particular group (i.e. annuity contract owners, life insurance contract owners or qualified contract owners) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change;

        (b) establishing a new registered management investment company or managed separate account.

        If a material irreconcilable conflict arises because of LIFE COMPANY's decision to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the LIFE COMPANY may be required, at the TRUST's election, to withdraw a Separate Account's investment

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in TRUST. No charge or penalty will be imposed against a Separate Account as a result of such a withdrawal. LIFE COMPANY agrees that any remedial action taken by it in resolving any material conflicts of interest will be carried out with a view only to the interests of contract owners.

        For purposes hereof, a majority of the disinterested members of the Board of Trustees of TRUST shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event will TRUST be required to establish a new funding medium for any variable contracts. LIFE COMPANY shall not be required by the terms hereof to establish a new funding medium for any variable contracts if an offer to do so has been declined by vote of a majority of affected contract owners.

        TRUST will undertake to promptly make known to LIFE COMPANY the Board of Trustees' determination of the existence of a material irreconcilable conflict and its implications.

        9. LIFE COMPANY shall provide pass-through voting privileges to all variable contract owners so long as the Securities and Exchange Commission continues to interpret the '40 Act to require such pass-through voting privileges for variable contract owners. LIFE COMPANY shall be responsible for assuring that each of its Separate Accounts calculates voting privileges in a manner consistent with other life companies utilizing TRUST. It is a condition of this Agreement that LIFE COMPANY will vote shares, for which it has not received voting instructions as well as shares attributable to it, in the same proportion as it votes shares for which it has received instructions.

        10. This Agreement shall terminate automatically in the event of its assignment unless made with the written consent of LIFE COMPANY and TRUST.

        11. This Agreement may be terminated at any time on 90 days' written notice to the other party hereto, without the payment of any penalty.

        12. This Agreement shall be subject to the provisions of the '40 Act and the rules and regulations thereunder, including any exemptive relief therefrom and the orders of the Securities and Exchange Commission setting forth such relief.

        13. It is understood by the parties that this Agreement is not to be deemed an exclusive arrangement.

        14. This Agreement is made by TRUST pursuant to authority granted by the Trustees, and the obligations created hereby are



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not binding on any of the Trustees or shareholders of TRUST individually, but bind only the property of TRUST.

        Executed this     day of ___________, 1993.

                                        NEUBERGER & BERMAN
                                        ADVISERS MANAGEMENT TRUST

ATTEST :___________________             By:___________________________
                                           Stanley Egener, Chairman


                                        PROVIDENT MUTUAL LIFE INSURANCE
                                        COMPANY OF PHILADELPHIA


ATTEST :___________________              By:____________________________






























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